Exhibit 99.1

Kiora Pharmaceuticals Reports Second Quarter 2025 Results; Company Advances Pipeline with Two Active Phase 2 Clinical Trials for Retinal Diseases

Encinitas, California – August 8, 2025 - Kiora Pharmaceuticals, Inc. (NASDAQ: KPRX) ("Kiora" or the "Company") today announced second quarter 2025 financial results and provided an update on its pipeline of therapeutics for the treatment of retinal diseases.

Key second quarter and 2025 year-to-date corporate highlights include:

KIO-104

•Initiated KLARITY, a Phase 2 clinical trial evaluating KIO-104 for the treatment of patients with retinal inflammation.
•Strengthened and extended market exclusivity of KIO-104 into 2043 (absent any patent term extensions) with receipt of a patent covering methods for optimizing treatment of ocular inflammatory diseases.

KIO-301

•Entered into an option agreement which would allow for a strategic partnership with Senju Pharmaceutical Co., Ltd. (“Senju”) to develop and commercialize KIO-301 in key countries in Asia, including Japan and China, which, if exercised, would have a potential deal value of up to $110 million plus royalties.
•Initiated the Phase 2 ABACUS-2 clinical trial of KIO-301 for vision restoration in patients with retinitis pigmentosa.
◦ABACUS-2 uses a validated efficacy endpoint to assess functional vision outcomes in patients with moderate to advanced vision loss due to retinal degeneration. These functional vision assessments will likely serve as the approvable endpoint for a future registration trial(s) of KIO-301.

Operations and Financials

•Received $1.3 million in reimbursed Q1 2025 R&D expenses from Théa Open Innovation (“Théa”) for activities related to KIO-301.
•Recorded deferred revenue of $1.25 million related to a non-refundable option fee from Senju, comprising part of the KIO-301 partnership.
•Ended the quarter with $20.7 million in cash, cash equivalents and short-term investments, along with $2.4 million in collaboration receivables and $0.7 million in research incentive tax credits.
•Maintained projected cash runway into late 2027, a timeframe beyond anticipated data readouts for KLARITY and ABACUS-2, with potential for further extension through achievement of partnership milestones.

"In the second quarter, we materially advanced our Phase 2 clinical programs through site activations and initiating patient recruiting efforts”, said Brian M. Strem, Ph.D., President & Chief Executive Officer of Kiora. "For KIO-301, having a validated functional vision assessment to serve as a critical endpoint for both ABACUS-2 and a potential registration study(s) represents both progress and promise for those affected by inherited retinal diseases. We continue to bring online ABACUS-2 sites and anticipate many eligible patients will come from the functional vision assessment validation study, facilitating enrollment targets and timelines. Strategically, we expanded our global commercialization network by entering a partnership with Senju, adding to our ability to ensure KIO-301 can potentially benefit the global population in need. Similarly, the KLARITY clinical trial is actively recruiting patients to assess KIO-104 across several inflammatory retinal diseases, including posterior non-infectious uveitis and diabetic macular edema. Due to our efficient capital management, our anticipated runway remains into late 2027 based on existing cash reserves, beyond the anticipated readouts for ABACUS-2 and KLARITY.”

Second Quarter Financial Highlights

Kiora ended the second quarter of 2025 with $20.7 million in cash, cash equivalents, and short-term investments. The Company also recorded $1.2 million in collaboration receivables from Théa for reimbursable R&D expenses, $1.25 million in collaboration receivables from Senju related to the option fee and $0.7 million in research incentive tax credits.

The Company reported a net loss of $2.2 million for the second quarter of 2025 consistent with the net loss of $2.2 million in the second quarter of 2024.

R&D expenses for the second quarter of 2025 were $2.6 million, before recognizing $1.7 million in reimbursable expenses from Théa. In comparison, R&D expenses for the second quarter of 2024 were $2.0 million, with $1.1 million in offsetting reimbursable expenses from Théa. The increase in R&D for the second quarter of 2025 was mainly attributable to clinical trial activities. G&A expenses were $1.4 million for the second quarter of 2025, down from $1.5 million in the second quarter of 2024.

About Kiora Pharmaceuticals

Kiora Pharmaceuticals is a clinical-stage biotechnology company developing advanced therapies for retinal disease. We target critical pathways underlying retinal diseases using innovative small molecules to slow, stop, or restore vision loss. KIO-301 is being developed for the treatment of retinitis pigmentosa, choroideremia, and Stargardt disease. It is a molecular photoswitch that has the potential to restore vision in patients with inherited and/or age-related retinal degeneration. KIO-104 is being developed for the treatment of retinal inflammation. It is a next-generation, non-steroidal, immuno-modulatory, and small-molecule inhibitor of dihydroorotate dehydrogenase (DHODH).

In addition to news releases and SEC filings, we expect to post information on our website, www.kiorapharma.com, and social media accounts that could be relevant to investors. We encourage investors to follow us on X and LinkedIn as well as to visit our website and/or subscribe to email alerts.

Forward-Looking Statements

Some of the statements in this press release are "forward-looking" and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These "forward-looking" statements include statements relating to, among other things, Kiora's ability to execute on development and commercialization efforts and other regulatory or marketing approval efforts pertaining to Kiora's development-stage products, including KIO-104 and KIO-301, as well as the success thereof, with such approvals or success may not be obtained or achieved on a timely basis or at all, the sufficiency of existing cash and short-term investments on hand to fund operations for specific periods, the ability to timely complete planned initiatives for 2025, including Phase 2 clinical development of KIO-301 and KIO-104, the completion of enrollment and the timing of topline results from the ABACUS-2 Phase 2 trial, the potential for KIO-301 to be the first treatment options for patients with inherited degenerative diseases like RP, the potential for KIO-104 to reduce inflammation, the timing of topline results from the Phase 2 KLARITY trial of KIO-104, the potential for KIO-104 to apply to other retinal inflammatory diseases, expected trends for research and development and general and administrative spending in 2025, the expectations for market exclusivity of KIO-104, the potential proceeds that could be received from the Senju strategic partnership, and the expected endpoints for future KIO-301 trials. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, including, among other things, the ability to conduct clinical trials on a timely basis, market and other conditions and certain risk factors described under the heading "Risk Factors" contained in Kiora's Annual Report on Form 10-K filed with the SEC on March 25, 2025 or described in Kiora's other public filings, including on Form 10-Q filed with the SEC on August 8, 2025. Kiora's results may also be affected by factors of which Kiora is not currently aware. The forward-looking statements in this press release speak only as of the date of this press release. Kiora expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions, or circumstances on which any such statement is based, except as required by law.

Contacts:

Investors
Investors@kiorapharma.com

Financial Tables Follow

KIORA PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2025 (unaudited)		December 31, 2024
ASSETS
Current Assets:
Cash and Cash Equivalents	$1,028,324		$3,792,322
Short-Term Investments	19,637,812		22,999,760
Prepaid Expenses and Other Current Assets	957,095		2,042,487
Collaboration Receivables	2,418,022		601,197
Tax Receivables	696,002		270,246
Total Current Assets	24,737,255		29,706,012
Non-Current Assets:
Property and Equipment, Net	106,843		5,232
Restricted Cash	4,461		4,057
Intangible Assets and In-Process R&D, Net	6,687,100		6,687,100
Operating Lease Right-of-Use Assets	349,017		57,170
Other Assets	61,007		24,913
Total Assets	$31,945,683	$31,945,683	$36,484,484
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$282,537		$415,590
Accrued Expenses	2,540,493		4,588,657
Accrued Collaboration Credit	219,625		981,111
Operating Lease Liabilities	143,327		23,355
Total Current Liabilities	3,185,982		6,008,713
Non-Current Liabilities:
Contingent Consideration	4,604,456		4,191,490
Deferred Tax Liability	490,690		490,690
Deferred Collaboration Revenue	1,250,000		—
Non-Current Operating Lease Liabilities	287,079		33,815
Total Non-Current Liabilities	6,632,225		4,715,995
Total Liabilities	9,818,207		10,724,708
Commitments and Contingencies (Note 8)
Stockholders’ Equity:
Preferred Stock, $0.01 Par Value: 10,000,000 shares authorized at June 30, 2025 and December 31, 2024; 3,750 designated Series A, 0 shares issued and outstanding at June 30, 2025 and December 31,2024, 10,000 designated Series B, 0 shares issued and outstanding at June 30, 2025 and December 31, 2024; 10,000 shares designated Series C, 0 shares issued and outstanding at June 30, 2025 and December 31, 2024, 20,000 shares designated Series D, 7 shares issued and outstanding at June 30, 2025 and December 31, 2024; 1,280 shares designated Series E, 0 shares issued and outstanding at June 30, 2025 and December 31, 2024; 420 shares designated Series F, 420 shares issued and outstanding at D June 30, 2025 and December 31, 2024, respectively	4		4
Common Stock, $0.01 Par Value: 150,000,000 shares authorized at June 30, 2025 and December 31, 2024; 3,433,491 and 3,000,788 shares issued and outstanding at June 30, 2025 and December 31, 2024, respectively	272,006		267,679
Additional Paid-In Capital	169,828,797		169,156,374
Accumulated Deficit	(147,727,561)		(143,382,122)
Accumulated Other Comprehensive Loss	(245,770)		(282,159)
Total Stockholders’ Equity	22,127,476		25,759,776
Total Liabilities and Stockholders’ Equity	$31,945,683		$36,484,484

KIORA PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE (LOSS) INCOME
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenue:
Collaboration Revenue	$—	$—	$—	$16,000,000
Grant Revenue	—	20,000	—	20,000
Total Revenue	—	20,000	—	16,020,000
Operating Expenses:
General and Administrative	1,353,850	1,537,973	2,843,248	2,834,414
Research and Development	2,590,489	2,048,665	5,122,376	3,732,877
Collaboration and Research Credits	(1,685,917)	(1,141,985)	(3,652,040)	(1,332,538)
Change in Fair Value of Contingent Consideration	137,774	120,234	412,966	108,040
Total Operating Expenses	2,396,197	2,564,887	4,726,550	5,342,793
Operating (Loss) Income	(2,396,197)	(2,544,887)	(4,726,550)	10,677,207
Other Income (Expense), Net:
Interest Income, Net	225,237	342,102	501,870	565,149
Other (Expense) Income, Net	(93,556)	(18,861)	(109,809)	(10,795)
Total Other Income, Net	131,680	323,241	392,060	554,354
(Loss) Income Before Income Tax Expense	(2,264,516)	(2,221,646)	(4,334,490)	11,231,561
Income Tax (Expense) Benefit	112,057	—	(10,949)	—
Net (Loss) Income	$(2,152,459)	$(2,221,646)	$(4,345,439)	$11,231,561
Deemed Dividends from Warrant Reset Provision	—	—	—	—
Net (Loss) Income Attributable to Common Shareholders	$(2,152,459)	$(2,221,646)	$(4,345,439)	$11,231,561
Net (Loss) Income per Common Share - Basic	$(0.54)	$(0.53)	$(1.10)	$3.19
Weighted Average Shares Outstanding - Basic	3,989,042	4,170,627	3,936,649	3,526,211
Net (Loss) Income per Common Share - Diluted	$(0.54)	$(0.53)	$(1.10)	$2.79
Weighted Average Shares Outstanding - Diluted	3,989,042	4,170,627	3,936,649	4,031,174

Other Comprehensive (Loss) Income:
Net (Loss) Income	$(2,152,459)	$(2,221,646)	$(4,345,439)	$11,231,561
Unrealized Loss on Marketable Securities	(11,116)	(2,828)	(27,215)	(2,828)
Foreign Currency Translation Adjustments	62,532	21,467	63,604	(60,106)
Comprehensive (Loss) Income	$(2,101,044)	$(2,203,007)	$(4,309,050)	$11,168,627